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CUSIP No. 470883 10 9                  13G                    Page 1 of 5 Pages
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                                  SCHEDULE 13G

                                 (RULE 13D-102)

           Information to be Included in Statements Filed Pursuant to
             Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed

                             Pursuant to Rule 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)*

                            JANEX INTERNATIONAL, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
-------------------------------------------------------------------------------
                         (Title or Class of Securities)

                                   470883 10 9
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  JUNE 13, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

     / /             Rule 13d-1(b)
     /x/             Rule 13d-1(c)
     / /             Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No. 470883 10 9                  13G                    Page 2 of 5 Pages
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

------- ---------------------------------------------------------------------------------------------------------------
1.      Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

        JOHN G. NOSSIFF, JR.

------- ---------------------------------------------------------------------------------------------------------------
------- ---------------------------------------------------------------------------------------------------------------
2.      Check The Appropriate Box If A Member Of A Group

                                                                                                   (a)
                                                                                                   (b)

-------
------- ---------------------------------------------------------------------------------------------------------------
3.      SEC USE ONLY

------- ---------------------------------------------------------------------------------------------------------------
------- ---------------------------------------------------------------------------------------------------------------
4.      Citizenship or Place of Organization

        UNITED STATES OF AMERICA

------- ---------------------------------------------------------------------------------------------------------------
----------------------------------- ------ ----------------------------------------------------------------------------
                                    5.     Sole Voting Power

                                           789,737

                                    ------ ----------------------------------------------------------------------------
                                    ------ ----------------------------------------------------------------------------
            Number of               6.     Shared Voting Power
       Shares Beneficially

             Owned by                      -0-

                                    ------ ----------------------------------------------------------------------------
                                    ------ ----------------------------------------------------------------------------
               Each                 7.     Sole Dispositive Power
            Reporting

           Person With                     789,737

                                    ------ ----------------------------------------------------------------------------
                                    ------ ----------------------------------------------------------------------------
                                    8.     Shared Dispositive Power

                                           -0-

----------------------------------- ------ ----------------------------------------------------------------------------
------------- ---------------------------------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each Reporting Person

              789,737

------------- ---------------------------------------------------------------------------------------------------------
------------- ---------------------------------------------------------------------------------------------------------
10.           Check Box if the Aggregate Amount In Row (9) Excludes Certain Shares *
              (SEE Instructions)

------------- ---------------------------------------------------------------------------------------------------------
------------- ---------------------------------------------------------------------------------------------------------
11.           Percent Of Class Represented By Amount In Row 9

              4.5%(1)

------------- ---------------------------------------------------------------------------------------------------------
------------- ---------------------------------------------------------------------------------------------------------
12.           Type of Reporting Person (SEE Instructions)

              IN

------------- ---------------------------------------------------------------------------------------------------------


--------

(1) Represents percentage of the outstanding class held by the reporting person after a cashless exercise of options granted to the reporting person. Prior to the cashless exercise, the percentage of the outstanding class held by the reporting person was 5.6%.

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CUSIP No. 470883 10 9                  13G                    Page 3 of 5 Pages
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ITEM 1(A)       Name of Issuer:

                JANEX INTERNATIONAL, INC.

ITEM 1(B)       Address of Issuer's Principal Executive Offices:

                1609 FOURTH STREET, BERKELEY, CA 94710

ITEM 2(A)       Name of Person Filing:

                JOHN G. NOSSIFF, JR.

ITEM 2(B)       Address of Principal Business Office or, if none, Residence:
                C/O BROWN, RUDNICK, FREED & GESMER, ONE FINANCIAL CENTER, BOSTON, MA 02111

ITEM 2(C)       Citizenship:

                UNITED STATES OF AMERICA

ITEM 2(D)       Title of Class of Securities:

                COMMON STOCK, NO PAR VALUE

ITEM 2(E).      CUSIP Number:

                470883 10 9

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)      / / Broker or dealer registered under Section 15 of the Exchange Act.

(b)      / / Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)      / / Insurance company as defined in Section 3(a)(19) of the Exchange
         Act.

(d) / / Investment company registered under Section 8 of the Investment Company Act.

(e)      / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)      / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP No. 470883 10 9                  13G                    Page 4 of 5 Pages
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ITEM 4.         OWNERSHIP.

         (a) Amount Beneficially Owned: 789,737(2)

         (b) Percent of Class: 4.5%(3)

         (c) Number of Shares as to which such person has:

              (i) Sole power to vote or to direct the vote: 789,737

              (ii) Shared power to vote or to direct the vote: -0-

              (iii) Sole power to dispose or to direct the disposition of:
              789,737

              (iv) Shared power to dispose or to direct the disposition of: -0-

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not Applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not Applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.

ITEM 10.        CERTIFICATION.

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------

2 The reporting person originally was issued an immediately exercisable option to purchase 995,000 shares of the issuer's Common Stock, no par value. Pursuant to a cashless exercise, the reporting person is currently the beneficial owner of the amount indicated above.

3 Represents percentage of the outstanding class held by the reporting person after a cashless exercise of options granted to the reporting person. Prior to the cashless exercise, the percentage of the outstanding class held by the reporting person was 5.6%.

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CUSIP No. 470883 10 9                  13G                    Page 5 of 5 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Date:  June 15, 2001

                                            By: /s/ JOHN G. NOSSIFF, JR.
                                                ----------------------------
                                                Name: John G. Nossiff, Jr.